SCHEDULE 14C

(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

Datrek Miller International, Inc.
(Name of Registrant As Specified in Charter)

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Datrek Miller International, Inc.

835 Bill Jones Industrial Drive

Springfield, Tennessee 37172

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL

This Information Statement is being furnished to the stockholders of Datrek Miller International, Inc., a Florida corporation (the “Company”), in lieu of an Annual Meeting in connection with the following proposal (the “Proposal”):

To approve an amendment to the Company’s Articles of Incorporation creating a class of preferred stock (the “Amendment”).

This Information Statement is being sent in lieu of a special meeting. The Company has adopted the Proposal by the written consent of stockholders holding a majority of the voting power of the Company.

The Company’s Board of Directors approved and recommended, pursuant to a written consent dated August 10, 2005, that the Proposal be accepted. The Company’s stockholders holding a majority of the voting power of the Company approved the Proposal, pursuant to a written consent dated August 10, 2005. The proposed Amendment will become effective upon the filing of the Amendment with the Secretary of State of the State of Florida. The Company anticipates that the filing of the Amendment will occur on or about September 7, 2005 (the “Effective Date”). If the Proposal were not adopted by written consent, it would have been required to be considered by the Company’s stockholders at a special or annual stockholders’ meeting convened for the specific purpose of approving the Proposal.

The elimination of the need for a special or annual meeting of stockholders to ratify or approve the Proposal is authorized by Section 607.0704 of the Florida Business Corporation Act (the “FBCA”) and Article II, Section 6 of the Company’s Bylaws, which provides that the written consent of stockholders holding at least a majority of the voting power may be substituted for such a special or annual meeting. In order to eliminate the costs and management time involved in holding a special or annual meeting and in order to effect or ratify the Proposal as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize the written consent of stockholders holding a majority of the voting power of the Company.

Stanford International Bank Limited (“Stanford”) beneficially owns 7,500,000 shares of common stock of the Company, representing approximately 66.8% of the voting power of the Company, gave its written consent to the Proposal described in this Information Statement on August 10, 2005. In addition, on August 10, 2005, Ryan Holdings, Inc., owner of 2,200,000 shares of common stock of the Company, gave its written consent to the Proposal. The affirmative consent of Stanford and Ryan Holdings, Inc. represents approval of the Proposal by the holders of an aggregate of approximately 86.4% of the Company’s voting power. It is proposed that this Information Statement will be first sent to the stockholders on or about August 27, 2005. The record date established by the Company for purposes of determining the number of outstanding shares of common stock the Company, and thus the voting power, is August 10, 2005 (the “Record Date”).

The Company is distributing this Information Statement to its stockholders in full satisfaction of any notice requirements it may have under the FBCA. No additional action will be undertaken by the Company with respect to the receipt of the written consents, and no dissenters’ rights under the FBCA are afforded to the Company’s stockholders as a result of the adoption of the Proposal.

OUTSTANDING VOTING STOCK OF THE COMPANY

As of the Record Date, there were 11,222,183 shares of common stock outstanding. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders. Stanford and Ryan Holdings, Inc. have voted an aggregate 9,700,000 shares of common stock in favor of the Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of the Record Date, with respect to (i) each person known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock; (ii) each director of the Company; (iii) each person intending to file a written consent to the adoption of the Amendment described herein; and (iv) all directors, executive officers and designated stockholders of the Company as a group. This information as to beneficial ownership was furnished to the Company by or on behalf of the persons named. Unless otherwise indicated, the business address of each person listed is 835 Bill Jones Industrial Drive, Springfield, Tennessee 37172.

Name	Shares Beneficially Owned	Percent of Shares Outstanding(1)
Stanford International Bank Limited (2)	7,500,000	66.8%
Ryan Holdings, Inc.(3) (f/k/a Datrek Professional Bags, Inc.)	2,200,000	19.6
Michael S. Hedge	0	*
Deborah Ryan	0	*
Osmo A. Hautanen	0	*
Richard Gozia	500	*
Christopher Holiday	0	*
Patrick Fox	0	*
J. Max Waits	0	*
All executive officers, directors and designated stockholders as a group (9 persons)	9,700,500	86.4%

*	Denotes less than 1%.

(1)	Based on 11,222,183 shares of common stock issued and outstanding.

(2)	Beneficial stockholder is R. Allen Stanford. Business address is 5050 Westheimer Road, Houston, Texas 77056. Does not include 1,000,000 shares of common stock issuable upon the conversion of that certain 8% Subordinated Convertible Debenture issued to Stanford International Bank Limited on July 18, 2005.

(3)	Ryan Holdings, Inc. is owned by Dennis and Deborah Ryan.

Proposal 1

AMENDMENT TO ARTICLES OF INCORPORATION

CREATING A CLASS OF PREFERRED STOCK

On July 18, 2004, we entered into a Securities Purchase Agreement with Stanford International Bank Ltd. (“Stanford”) in which Stanford agreed to make an aggregate investment of $2,000,000, subject to the conditions of that agreement (the “Investment”). The Investment is in the form of an 8% Subordinated Convertible Debenture issued by the Company in favor of Stanford (the “Debenture”). Under the terms of the Securities Purchase Agreement, we agreed to authorize a series of preferred stock and exchange the Debenture for the preferred stock. The preferred stock will be convertible on a one-for-one basis into shares of common stock and shall have a liquidation preference of $2.00 per share. In addition, holders of the preferred stock will be entitled to vote with the holders of the common stock on all matters. Upon the creation of the preferred stock, Stanford has agreed to exchange the Debenture into shares of preferred stock.

On August 10, 2005, our Board of Directors voted unanimously to authorize and recommend that our stockholders approve a proposal to create a class of preferred stock (the “Preferred Stock”) by amending our Articles of Incorporation (the “Amendment”). On August 10, 2005, stockholders holding a majority of our issued and outstanding common stock approved by written consent the adoption of the Amendment. The form of the Amendment is attached to this Information Statement as Exhibit A.

The Company proposes to utilize the shares of authorized Preferred Stock provided for in the Amendment, from time to time, as the need may arise, in connection with future opportunities for expanding the Company’s business through investments or acquisitions, equity financing and for other purposes.

Authorized but unissued shares of the Preferred Stock may be issued at such times, for such purposes and for such consideration as the Board of Directors may determine to be appropriate without further authority from the Company’s stockholders, except as otherwise required by applicable corporate law or stock exchange policies.

The creation of the Preferred Stock will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us or proportionate voting power, unless and until shares of Preferred Stock authorized through the Amendment are issued.

The Preferred Stock may be issued from time to time in series, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issuance of such Preferred Stock, adopted by our Board of Directors pursuant to the authority granted in this amendment

Anti-Takeover Provisions

Certain provisions of our Articles of Incorporation, as amended, regarding the Preferred Stock may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt, including attempts that might result in a premium being paid over the market price for the shares held by shareholders. Despite our belief as to the benefits to our shareholders of these provisions, these provisions may also have the effect of discouraging a future takeover attempt, but pursuant to which the shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Company’s Board of Directors and management more difficult and may tend to stabilize the Company’s stock price, thus limiting gains which might otherwise be reflected in price increases due to a potential merger or acquisition. The Board of Directors, however, has concluded that the potential benefits of these provisions outweigh the possible disadvantages.

Manner of Effecting the Amendment

The creation of the Preferred Stock will be effected by the filing of the Articles of Amendment to our Articles of Incorporation with the Secretary of the State of Florida. The Amendment will become effective on the Effective Date.

No Rights of Appraisal

Under the Laws of Florida, our dissenting stockholders are not entitled to appraisal rights with respect to the Amendment, and we will not independently provide our stockholders with any such right.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Michael S. Hedge
Michael S. Hedge
Chief Executive Officer

EXHIBIT A

ARTICLES OF AMENDMENT OF THE

ARTICLES OF INCORPORATION

OF

DATREK MILLER INTERNATIONAL, INC.

It is hereby certified that:

1.	The name of the corporation (hereinafter the “Corporation”) is Datrek Miller International, Inc.

2.	The Articles of Incorporation of the Corporation are hereby amended by deleting Article III in its entirety and by substituting in lieu of said Article the following new Article:

“ARTICLE III

CAPITAL STOCK

The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,005,000,000 non-assessable shares, 1,000,000,000 of which shall be of a class designated as common stock (the “Common Stock”) with a par value of $0.001 per share, and 5,000,000 shares of which shall be of a class designated as preferred stock (the “Preferred Stock”) with a par value of $0.001 per share. The Preferred Stock may be issued from time to time in series, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issuance of such Preferred Stock, adopted by the Board of Directors pursuant to the authority granted in this amendment.

The Common Stock shall have unlimited voting rights provided in the Florida Business Corporation Act. None of the shares of the Corporation shall carry with them the pre-emptive right to acquire additional or other shares of the Corporation. There shall be no cumulative voting of shares.”

3.	The foregoing Articles of Amendment to the Articles of Incorporation were adopted pursuant to Sections 607.0821 and 607.1003 of the Florida Business Corporation Act by the Board of Directors and the holders of a majority of the Company’s issued and outstanding shares of capital stock entitled to vote on the matter by joint written consent dated August 10, 2005. Therefore, the number of votes cast was sufficient for approval.

Signed on August 10, 2005.

DATREK MILLER INTERNATIONAL, INC.

By:	/s/ Michael S. Hedge
Michael S. Hedge
Chief Executive Officer